Exhibit 99.77c

For period ending 12/31/04
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File Number 811-8387
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ITEM 102(B) SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      The 2004 Annual Meeting of Shareholders of Waterside Capital Corporation was held on December 6, 2004 to consider three matters of business. The matters before the shareholders and the voting results are as follows:

1.    Election of Directors

                                    FOR           %     WITHHOLD    %
                                    ---           -     --------    -
James E. Andrews                1,286,119        99.5    6,100     0.5
J.W. Whiting Chisman, Jr.       1,286,219        99.5    6,000     0.5
Eric L. Fox                     1,286,119        99.5    6,100     0.5
Martin S. Friedberg             1,286,219        99.5    6,000     0.5
Roger L. Frost                  1,286,119        99.5    6,100     0.5
Ernest F. Hardee                1,286,219        99.5    6,000     0.5
Henry U. Harris, III            1,286,119        99.5    6,100     0.5
J. Alan Lindauer                1,286,219        99.5    6,000     0.5
T. Richard Litton, Jr.          1,286,219        99.5    6,000     0.5
Robert L. Low                   1,286,219        99.5    6,000     0.5
Peter M. Meredith, Jr.          1,283,403        99.3    8,816     0.7
Augustus C. Miller              1,286,219        99.5    6,000     0.5
Juan M. Montero, II             1,286,219        99.5    6,000     0.5
R. Scott Morgan, Sr.            1,286,219        99.5    6,000     0.5
Jordan E. Sloan                 1,286,219        99.5    6,000     0.5

2. To adopt an amendment to the Company's Articles of Incorporation removing the prohibition against Directors serving on the Executive Committee of the Company's Board of Directors for more than five years without a one-year break in service.


         FOR            %         AGAINST         %        ABSTAIN         %
         ---            -         -------         -        -------         -
      1,255,728       97.2        30,691         2.4        5800          0.4

3. Ratification of the appointment of Witt Mares Eggleston Smith, PLC as independent auditors for 2005.

         FOR            %         AGAINST         %        ABSTAIN         %
         ---            -         -------         -        -------         -
      1,290,919       99.9         1,300         0.1          0           0.0